Exhibit 10.1

AMENDMENT NO. 1 TO PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO PURCHASE AGREEMENT (this “Amendment”) is entered into as of August 7, 2022, by and among Blue Apron Holdings, Inc., a Delaware corporation (the “Company”), RJB Partners LLC, a Delaware limited liability company (the “Purchaser”) and, solely for purposes of being bound by Section 5 of this Amendment and Section 5 of the Purchase Agreement, as amended hereby, and solely in his capacity as the Guarantor, Joseph N. Sanberg (the “Guarantor”). Capitalized terms used but not defined in this Amendment shall have the respective meanings ascribed to them in the Purchase Agreement (as defined below).

WHEREAS, the Company and the Purchaser are party to that certain Purchase Agreement, dated as of April 29, 2022, by and between the Company and the Purchaser (as amended, the “Purchase Agreement”); and

WHEREAS, the parties hereto mutually desire to amend the Purchase Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Amendment to Preamble of the Purchase Agreement. The first recital of the Purchase Agreement is hereby amended by deleting such recital in its entirety and replacing it with the following:

“PURCHASE AGREEMENT, (this “Agreement”) dated as of April 29, 2022, by and among Blue Apron Holdings, Inc., a Delaware corporation (the “Company”), RJB Partners LLC, a Delaware limited liability company (the “Purchaser”) and, solely for purposes of being bound by Section 5 hereof and solely in his capacity as Guarantor, Joseph N. Sanberg (the “Guarantor”).”

2.Amendment to Recitals of the Purchase Agreement. The first WHEREAS clause of the Purchase Agreement is hereby amended by deleting clause (ii) in its entirety and replacing it with the following:

“(ii) at the Subsequent Closing (as defined below), for an aggregate purchase price of $50,000,000, 10,000,000 shares of Class A Common Stock (the “Subsequent PIPE Shares” and, together with the Initial PIPE Shares, the “PIPE Shares”), at a price per share of $5.00 (such transactions, the “PIPE”);”

3.Amendment to Section 1 of the Purchase Agreement. Section 1 of the Purchase Agreement is hereby amended as follows:

a.	Immediately following the definition of “Government Official”, the following definition of “Guarantor” is added:

“Guarantor” shall have the meaning set forth in the preamble hereof.

b.	The definition of “Subsequent Closing Date” is deleted in its entirety and replaced with the following:

“Subsequent Closing Date” shall mean August 31, 2022, or such earlier date as mutually agreed by the parties in writing.”

4.Amendment to Section 2 of the Purchase Agreement. Section 2 of the Purchase Agreement is hereby amended by deleting Section 2(b)(i) in its entirety and replacing it with the following:

“(i)The Purchaser hereby agrees to purchase from the Company, and the Company hereby agrees to sell to the Purchaser at the Subsequent Closing concurrently with the receipt of the purchase price, the Subsequent PIPE Shares, for an aggregate purchase price equal to $50,000,000.”

5.Amendment to Section 5 of the Purchase Agreement. Section 5 of the Purchase Agreement is hereby amended by deleting Section 5 in its entirety and replacing it with the following:

a.

As an inducement to the Company to enter into the Amendment, Guarantor hereby irrevocably and unconditionally guarantees the payment of the aggregate purchase price of $50,000,000 for the Subsequent PIPE Shares in accordance with this Agreement (the “Guarantee”). Notice of acceptance of this Guarantee, as well as demand and protest with respect to such underlying payment obligations, are hereby waived by Guarantor. This Guarantee is and shall be an irrevocable, continuing, absolute and unconditional guarantee by the Guarantor. The obligations of Guarantor under this Guarantee shall not be subject to any counterclaim, setoff, deduction or defense based on any claim Guarantor may have against the Company or any other person or entity and shall remain in full force and effect without regard to, and shall not be released, suspended, abated, deferred, reduced, limited, discharged, terminated or otherwise impaired or adversely affected by any circumstance or occurrence whatsoever, other than the full performance of the Purchaser’s obligation to pay the aggregate purchase price of $50,000,000 for the Subsequent PIPE Shares.

6.Amendment to Section 6 of the Purchase Agreement. Section 6 of the Purchase Agreement is hereby amended as follows:

a.	Section 6(f) of the Purchase Agreement is deleted in its entirety and replaced with the following:

“(f)The Company covenants to use the proceeds received from the New Financing Agreement and the issuance and sale of the PIPE Shares to invest in the Company’s long-term sustainable growth plan and general corporate purposes (including, without limitation, long-term sustainable growth plans, marketing, new product development and potential environmental, social and corporate governance initiatives identified by the Company), with $25,000,000 of such proceeds to be used for strategic purposes aimed at enhancing shareholder value (including exploring share buybacks).”

b.	A new Section 6(j) is added immediately following Section 6(i) as follows:

“(j) Effective as of, and contingent upon, the Subsequent Closing and until the expiration of the Standstill Period, the Purchaser shall be entitled to designate the Purchaser Designee to serve as a member of the Board. The Company shall cause the Purchaser Designee to be included in the Company’s proxy statement as a nominee for election to the Board for each annual meeting that occurs prior to the expiration of the Standstill Period. The Parties acknowledge and agree that Alex Chalunkal shall be the “Purchaser Designee,” and immediately following, and contingent upon, the Subsequent Closing, Alex Chalunkal shall be appointed as a member of the Board to serve as a Class III director.

7.Amendment to Section 7 of the Purchase Agreement. Section 7 of the Purchase Agreement is hereby amended by deleting Section 7(b) in its entirety and replacing it with the following:

“[Reserved.]”

8.Fees and Expenses. Notwithstanding anything to the contrary in any agreement between the parties hereto, the Company shall, contingent upon and in connection with the Subsequent Closing, (a) reimburse (or pay on behalf of) Purchaser all amounts reflected in invoices submitted prior to the date hereof to the Company by or on behalf of the Purchaser and not yet reimbursed (or paid on behalf of) Purchaser by the Company and (b) pay the professional fees, costs and expenses of outside counsel incurred by Purchaser and its Affiliates in connection with the negotiation, preparation and consummation of the transactions contemplated hereunder, in an amount not to exceed, in the aggregate, $175,000. For clarity, the expense reimbursement obligations in this Section 8 are in lieu of, and supersede, the obligations of the Company set forth in Section 21 of the Purchase Agreement.

9.Release. Each Party hereto hereby unconditionally and irrevocably waives, releases, remises and forever discharges any and all rights, claims or losses of any type that it has had, now has or might now or hereafter have against the other Party or any of its Affiliates in respect of, relating to or arising in connection with any breach of the Purchase Agreement in each case prior to the date of this Amendment. Each Party hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced or voluntarily aiding, any proceeding of any kind against the other Party or any of its Affiliates, based upon any matter purported to be released hereby, including, without any limitation, any actions, suits, demands, claims, complaints, litigation, investigations, reviews, audits, formal proceedings, arbitrations, hearings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort or otherwise) which the applicable Party may have against any of the other Party or its Affiliates, now or in the future, in each case in respect of any cause, matter or thing relating to any breach of the Purchase Agreement, in each case prior to the date of this Amendment. The parties hereto acknowledge that this Section 9 is not an admission of liability or of the accuracy of any alleged fact or claim. The parties hereto expressly agree that this Section 9 shall not be construed as an admission in any proceeding as evidence of or an admission by any party of any violation or wrongdoing. Notwithstanding anything else, in the event that a Party materially breaches its obligations under Section 2(b) of the Purchase Agreement, as amended by this Amendment (or, in the case of Guarantor, under Section 5 of the Purchaser Agreement, as amended by this Amendment), this Section 9 (other than this sentence) shall be deemed null and void and of no further force or effect.

10.Miscellaneous.

a.Unless the context otherwise requires, the term “Agreement” as used in the Purchase Agreement shall be deemed to refer to the Purchase Agreement as amended by this Amendment.

b.Except as expressly set forth herein, this Amendment shall not limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the parties under the Purchase Agreement, and shall not alter, modify, amend or in any way affect any of the terms contained in the Purchase Agreement, which shall remain in full force and effect in accordance with its original terms.

c.The provisions of Sections 13, 14, 15, 16, 18, 20, and 22 of the Purchase Agreement shall be deemed to apply, mutatis mutandis, to this Amendment; provided that the notice address for Guarantor listed below shall be deemed added to Section 13:

“(c) if to the Guarantor, at:

Joseph N. Sanberg
528 Palisades Dr. #545
Pacific Palisades, CA 90272
Email: joseph@agopartners.com

with a copy (which shall not constitute notice) to:

Sullivan and Cromwell LLP
1888 Century Park East, Suite 2100
Los Angeles, CA 90067
Attention: Alison S. Ressler
Email: resslera@sullcrom.com”

d.EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE FOR THE

ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH ANY TRANSACTION CONTEMPLATED HEREBY, AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, THAT SUCH SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF (CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.

e.This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one (1) and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Amendment may be executed and delivered by facsimile or by an electronic scan delivered by electronic transmission.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to Purchase Agreement as of the date first written above.

BLUE APRON HOLDINGS, INC.

By:	/s/ Linda Findley
Name:	Linda Findley
Title:	President and Chief Executive Officer

RJB PARTNERS LLC

By:	/s/ Joseph Sanberg
Name:	Joseph Sanberg
Title:	Managing Member

GUARANTOR

Solely for purposes of being bound by Section 5 of this Amendment and the Purchase Agreement, and solely in his capacity as Guarantor

By:	/s/ Joseph Sanberg
Joseph Sanberg

[Signature Page to Amendment No. 1 to Purchase Agreement]